Consent of Independent Registered Public Accounting Firm

Berliner Communications, Inc.
Fair Lawn, New Jersey

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated September 28, 2009, relating to the consolidated financial statements of Berliner Communications, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP
Woodbridge, New Jersey

December 30, 2009